Exhibit 12.2

TELESYSTEM INTERNATIONAL WIRELESS CORPORATION N.V.

EXHIBIT 12 STATEMENT
RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

		Years Ended December 31,
	Nine months ended
	September 30, 2002	2001	2000	1999	1998	1997

DUTCH GAAP
Earnings
Consolidated pre tax Income from continuing operations before minority interest and share of losses of equity investees	(138,741)	202,479	(54,029)	(79,907)	(56,347)	(75,199)
Add
Fixed charges	70,958	128,151	89,446	83,668	47,037	5,384
Subtract
Interest capitalized	—	—	(2,800)	(2,000)	—	—

Total earnings (loss)	(67,783)	330,630	32,617	1,761	(9,310)	(69,815)

Fixed charges
Interest expensed and capitalized	70,958	128,151	89,446	83,668	47,037	5,384

Total fixed charges	70,958	128,151	89,446	83,668	47,037	5,384

Ratio (deficiency) of earnings to fixed charges	(138,741)	2.58	(56,829)	(81,907)	(56,347)	(75,199)

TELESYSTEM INTERNATIONAL WIRELESS CORPORATION N.V.

EXHIBIT 12 STATEMENT
RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

		Years Ended December 31,
	Nine Months ended
	September 30, 2002	2001	2000	1999	1998	1997

US GAAP
Earnings
Consolidated pre tax Income from continuing operations before minority interest and share of losses of equity investees	(41,124)	(1,696)	(6,831)	(27,963)	(65,154)	(69,956)
Add
Fixed charges	52,548	103,499	52,594	60,086	32,606	5,384
Share of losses of equity investees for which charges on guarantees are included in fixed charges	—	—	(23,489)	(47,669)	(12,512)	—
Subtract
Interest capitalized	—	—	(2,800)	(2,000)	—	—

Total earnings (loss)	11,424	101,803	19,474	(17,546)	(45,060)	(64,572)

Fixed charges
Interest expensed and capitalized	52,548	103,499	52,594	60,086	32,606	5,384

Total fixed charges	52,548	103,499	52,594	60,086	32,606	5,384

Ratio (deficiency) of earnings to fixed charges	(41,124)	(1,696)	(33,120)	(77,632)	(77,666)	(69,956)